U.S.    SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                             20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

    Petersen                          John                    L.
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   (Last) (First) (Middle)

    Chateau de Barbereche
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                                    (Street)

    Barbereche                     Switzerland               1783
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   (City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

    January 23, 2003
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Tamboril Cigar Company
       (Pink Sheets: SMKEQ)
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5.   Relationship of Reporting Person to Issuer (Check all applicable)

     [X] Director (nominee) [X] 10% Owner [X] Officer (give title below) [_] Other (specify below)

  To be elected director and appointed chief financial officer on 2/3/2003.
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_] Form Filed by More than One Reporting Person (See Explanation Below)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership
Form:
                                      2. Amount of Securities Direct (D) or
1. Title of Security Beneficially Owned Indirect (I) 4. Nature of Indirect
   Beneficial Ownership (Instr. 4) (Instr. 4) (Instr. 5) (Instr. 4)
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

Common Stock, $.0001 par value            2,200,000                    D
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

5. Owner-
                                                    3. Title and Amount of
                                                       Securities ship
                                                       Underlying Derivative
                                                       Security Form of
                         2. Date Exercisable (Instr. 4) Derivative and
                            Expiration Date --------------------------------- 4.
                            Conver- Security: (Month/Day/Year) Amount sion or
                            Direct 6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
16,613.5 Shares of
Series B Convertible                            Common Stock
Preferred Stock                                 $.0001 par value
$50 stated value         N/A        N/A                                    16,613,500   $.05             D
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$100,000 Principal Amount
of 8% Convertible                               Common Stock
Debentures                                      $.0001 par value            2,000,000   $.05             D
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
Explanation of Responses:




/s/ John L. Petersen                                        January 23, 2003
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.